EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 22, 2003 to be effective as of September 23, 2003 (the “Effective Date”) by and between Planet Entertainment, Inc. (the “Buyer”), a wholly-owned subsidiary of Infinity Resources, Inc., an Illinois corporation, and DVDPlanet, Inc., a California corporation (the “Seller”).  (Certain terms used in this Agreement are defined in Section 12.1.)

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Business and the Assets subject to the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”)

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   Transfer of Assets and Liabilities.

1.1       Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 3), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of any and all Liens except for those set forth on Schedule 7.9, all of the assets and operations of the Seller of every type and description, real and personal, tangible and intangible, known and unknown, wherever located and whether or not reflected on the books and records of the Seller, as the same shall exist on the Closing Date (as defined in Section 3), other than the Excluded Assets (collectively, the “Assets”).  Without limiting the generality of the foregoing, the Assets shall include all right, title and interest in and to the following items:

(a)           Inventory and Supplies.  On the books of the Seller, and as set forth on an unaudited statement of assets and liabilities of the Business prepared by the Seller in accordance with GAAP as applied by Seller, and agreed to by Buyer  dated as of the Effective Date and to be delivered at the Closing (the “Balance Sheet”), (i) all inventory in the DVDPlanet retail store (the “Store Inventory”) reflected on Schedule 1.1(a) hereto, which shall be valued at Seller’s net book value for such Store Inventory (determined in accordance with GAAP) and (ii) all promotional materials and similar items and office supplies exclusively relating to the Business regardless of wherever located. The Balance Sheet is attached hereto as Exhibit A.

(b)           Contracts and Agreements.  To the extent transferable, the Seller’s or Image’s right, title and interest in and to those Contracts of the Seller or Image assigned to or assumed by the Buyer exclusively relating to the Business as set forth on Schedule 4.8 hereto;

(c)           Other Current Assets.  All of the Seller’s other current assets of the Business, less the Excluded Assets (as defined below) as set forth on the Balance Sheet,

and at the value mutually agreed upon by the parties, not to exceed book value. These current assets as set forth on the Balance Sheet include the following:

(i)            Prepaid Expenses.  All of the Seller’s prepaid expenses and utility, security and other deposits exclusively relating to the Business and the Assets and incurred in the ordinary course of business; and

(ii)           Scheduled Assets.   The assets described and detailed on Schedule 1.1(c)(ii) and valued at $524,311.

(d)           Additional Current Assets.  The following additional current assets of Seller shall also be included in the Assets:

(i)            Intellectual Property.  All patents, trademarks, copyrights, service marks, trade secrets, software, and proprietary information of Seller utilized exclusively in the Business, all applications for or registrations of any of the foregoing, and all permits, grants, and licenses or other rights running to or from the Seller relating to any of the foregoing, including, without limitation, the “DVDPlanet” trade name, the DVDPlanet.com website and the items listed on Schedule 4.15 (collectively, the “Intellectual Property”);

(ii)           Goodwill.  All of the Seller’s goodwill and going concern value exclusively relating to the Business and all of the Assets;

(iii)          Leases.  All of Seller’s right, title and interest in leases on personal property used exclusively in connection with the Business and all of the Seller’s right, title and interest in leases on Seller’s retail store and corporate office. Such leases shall be included in the Scheduled Contracts (as defined in Section 4.8);

(iv)          Books and Records.  Copies of all pertinent books and records of the Seller related exclusively to the Business and, with respect to Transferred Employees, those employees’ personnel records (to the extent permitted by law);

(v)           Other Assets.  All of the other intangible and tangible assets of the Seller exclusively relating to the Business and the Assets, including, without limitation, all owned office furniture, fixtures and equipment at Seller’s retail store and corporate office, all personal property, all electronic data, all software related equipment, all supplier and vendor information and related information, all customer lists, URL’s, mailing lists and associated data and customer correspondence, records, files, reports and other documents and data, all business post office boxes and business telephone listings, all research results and other know-how, and all other materials, records, files and data related to the Business, in whatever form contained; and

(vi)          Any additional assets of the Seller related exclusively to the Business as mutually agreed between the parties.

1.2        Excluded Assets.  Notwithstanding any other provision of this Agreement, the Seller shall not sell, assign or transfer to the Buyer, and the Buyer shall not purchase from the Seller, any of the following assets (collectively, the “Excluded Assets”):

(a)           This Agreement. All of the rights of the Seller under this Agreement and any documents delivered or received in connection herewith;

(b)           Accounts Receivable. All receivables (including intercompany receivables and notes receivable) owed to the Seller;

(c)           Cash and Cash Equivalents and Bank Accounts. All cash, investments and cash equivalents, on hand, in the Seller’s accounts or in transit relating to the Business, as well as the bank accounts and other depositary accounts relating to the Business and all other rights to payment, restitution or reimbursement and the cash value of life insurance policies;

(d)           Corporate Records.  (i) All corporate minute books, stock ledgers and other corporate books and records of the Seller relating solely to corporate level activities of the Seller and (ii) all books and records of the Seller not relating to the Business, the Assets or the Assumed Liabilities (as defined in Section 1.3(a));

(e)           MAS500.  The MAS500 enterprise resource planning system and related software; and

(f)            Other Excluded Assets.  All (i) of the rights and assets of the Seller (x) relating to the liabilities or obligations of the Seller with respect to the Business and not otherwise assumed by the Buyer pursuant to this Agreement, other than the Assets and (y) that are not dedicated exclusively to the Business, (ii) assets not used by Seller primarily in connection with the Business unless such assets are material to the successful operation of the Business by Buyer and are acquired by Buyer, and (iii) assets not specifically enumerated in Section 1.1 above.

1.3                       Liabilities to be Assumed.

(a)        Subject to the terms and conditions of this Agreement, in partial consideration of the transfer to the Buyer of the Assets, at the Closing (as defined in Section 3), the Buyer shall assume and thereafter pay, perform, satisfy and discharge the following obligations and liabilities of the Seller exclusively relating to the Business and the ownership, use or possession of the Assets (collectively, the “Assumed Liabilities”):

(i)                                     all executory liabilities under any and all Scheduled Contracts (as defined in Section 4.8);

(ii)                                  liabilities for merchandise sold by Seller prior to the Effective Date and returned to Buyer after the Effective Date as estimated and set forth on the Balance Sheet;

(iii)                               liabilities for gift certificates sold prior to the Effective Date that will be eligible for redemption after the Effective Date as set forth on the Balance Sheet;

(iv)                              liabilities relating to patent claims concerning the DVD format.

(b)        Except to the extent specified in Section 1.3(a) hereof, the Buyer is not assuming, in connection with the Transaction, any liability or obligation of the Seller whatsoever.

1.4        Excluded Liabilities.  Except as set forth in Section 1.3 hereof or as otherwise agreed in writing, the Buyer shall not assume or become obligated to pay and the Seller shall continue to be responsible for and shall pay when due (subject to any grace period) any and all claims, debts, obligations or liabilities, of any kind or nature (known or unknown, accrued, contingent or absolute) of the Seller, whether or not incurred or accrued in connection with the operation of the business of the Seller prior to the Effective Date or disclosed in a Schedule hereto. Notwithstanding Section 1.3, unless otherwise agreed in writing, the Buyer is not assuming:

(a)        Any liability of the Seller for any federal, state, local or foreign income taxes for any period or periods prior to the Effective Date;

(b)        Any liability under any product warranty or product liability claim for any products or material shipped by the Seller prior to the Effective Date, including, but not limited to, any liability for any set-offs, allowances or credits, property damage, personal injury, or special or consequential damages in connection with claims relating to products or materials shipped prior to the Effective Date; and

(c)        Any obligation or liability arising under any contract, lease, agreement, understanding or arrangement of the Seller (i) incurred prior to or after the Effective Date, if such contract, lease, agreement or understanding or arrangement has not been assumed by the Buyer pursuant to Section 1.3 hereof, (ii) for intercompany liabilities created prior to the Effective Date to any Affiliate of the Seller, and (iii) concerning (a) any judgment, order, decree, stipulation or judicial consent involving the Seller and any Governmental Body or agency or third party arising out of a suit threatened or pending prior to the Effective Date, or (b) any claims, actions, suits or proceedings against the Seller arising out of events occurring, or the conduct by the Seller of the Business prior to the Effective Date;

(d)        Any net trade payables (the “Trade Payables”) to the Seller’s customers, suppliers, vendors or other third parties as of the Effective Date; and

(e)        Any liability or obligation to Ken Crane, Jr.

2.                                       Consideration and Payment.

2.1

(a)        At the Closing (as defined in Section 3), upon the terms and subject to the conditions of this Agreement, and in partial consideration of the sale of the Assets referred to in Section 1.1 hereof, the Buyer will deliver to the Seller an amount equal to (i) $1,541,931, the parties’ good faith estimate of the value of the Assets (subject to final reconciliation at the Settlement defined and described in Section 6.4), plus (ii) the amounts owed by Buyer to Seller and/or Image Entertainment, Inc., a California corporation (“Image”) pursuant to the termination of the Fulfillment Agreement as described in Section 6.4(a), plus (iii) an amount equal to $100.00 (for the goodwill, customer lists and all other information associated with the Business), minus an amount equal to: (x) the Assumed Liabilities (except for executory liabilities under Scheduled Contracts as defined in Section 4.8), and (y) fifteen percent (15%) of the parties’ good faith estimate of the value of the Assets (subject to final reconciliation at the Settlement described in Section 6.4) which will be paid at the Settlement as described in Section 6.4.

(b)        The payments referred to in paragraph (a) above shall be payable on the Closing Date (as defined in Section 3) in cash by wire transfer of immediately available funds to an account specified by the Seller.

(c)        The parties hereto agree that the effective date of the Agreement and the Transaction is September 23, 2003 (the “Effective Date”).

2.3             Allocation of Purchase Price; Tax Matters-

(a)           As soon as practicable after the Effective Date, and in any event within five (5) Business Days of such date, the Buyer shall prepare and submit to the Seller a computation of the sale price of the Assets in accordance with the terms hereof and the allocation of such sale price among such Assets.  The Seller shall have full opportunity to review such allocation for twenty (20) days after receipt of such allocation from the Buyer.  The Seller may dispute any items in the allocation.  Unless the Seller delivers notice to Buyer on or prior to the twentieth (20) day after receipt by the Seller of the allocation specifying any dispute with the allocation, the Seller shall be deemed to have accepted and agreed to the allocation, the Seller and the Buyer shall, within ten (10) days following such notice of dispute, attempt to resolve their differences and any resolution by them as to any disputed items shall be final, conclusive and binding on the parties.  If at the end of the resolution period there remain any disputed items, then all such remaining disputed items shall be submitted to an independent third party mutually acceptable to both parties for resolution. Such independent party shall resolve any disputed items within twenty (20) days of its appointment and resolution by such independent party shall be conclusive, binding and final on the parties hereto.  For purposes of determining the Buyer’s basis in the Assets and gain or loss recognized by the Seller with respect to the sale of the Assets to the Buyer, the Buyer and the Seller covenant and agree that the aggregate purchase price shall be allocated by them among the Assets consistent with the allocation, and the parties further agree that they shall file all tax returns and related forms (including, without limitation, Form 8594) in accordance with the final allocation and shall not make any inconsistent written statement or take any inconsistent position on any tax returns, in any refund claims, or during the course of any Internal Revenue Service or other tax audit.

(b)        All sales, transfer, use and other similar taxes imposed in connection with the transfer of the Assets, whether such taxes are assessed initially against the Seller or the Buyer, shall be borne and paid by the Buyer.

3.          Closing; Closing Date.  The closing of the sale and purchase of the Assets contemplated hereby (the “Closing”) shall take place at 11:00 a.m. CST on September 23, 2003 at such place as the parties may mutually agree or at such other time and place as the parties may mutually agree.  The date upon which the closing occurs is herein called the “Closing Date.”

4.          Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer as of the date of this Agreement as follows:

4.1 Corporate Existence and Power.  The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (ii) has all requisite power and authority to own and operate the Assets used in the Business, to lease the Assets it operates as lessee used in the Business and to conduct the business in which it is currently, or is proposed to be, engaged, (iii) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of the Assets used in the Business or the conduct of its business requires such qualification, or in which such qualification or authorization is required by Law in connection with the operation of the Business and in which the failure so to qualify or be authorized could reasonably be expected to have a material adverse effect on the Assets taken as a whole or on the results of operation or financial condition of the Business taken as a whole (a “Material Adverse Effect”), and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents.  No jurisdiction, other than those referred to in clause (iii) above, has claimed, in writing or otherwise, that the Seller is required to qualify as a foreign corporation or other entity therein in connection with the operation of the Business, and the Seller does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of Assets therein in connection with the operation of the Business or the derivation of income therefrom.  The Seller does not own or lease Assets in connection with the operation of the Business in any jurisdiction other than its jurisdiction of incorporation or other formation and the jurisdictions referred to in clause (iii) above.

4.2        Equity Investments.  The Seller does not own, directly or indirectly, any outstanding voting stock of any other Person, which relates in any manner to the Business.

4.3                                 Authorization; No Contravention.

(a)        Assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made, and except as may result from any facts or circumstances relating solely to the Buyer, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller do not and will not (i) violate or conflict with the Certificate of Incorporation or By-laws (or similar organization documents) of the Seller, (ii) to Seller’s Knowledge conflict with or violate any Law, order, writ or judgment (collectively, “Orders”) applicable to the Seller or the Business in any material respect or (iii) to result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien or other encumbrance on any of the Assets pursuant to, any Contract relating to or included in the Assets or to which the Seller is a party or by which any of the Assets is bound.

(b)        To Seller’s Knowledge, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body, except (i) as described in Schedule 4.3 hereto and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer.  The Seller is not party to, or bound by, any agreement that is currently in effect, granting rights to any Person, which are inconsistent with the rights to be granted to the Buyer by the Seller in this Agreement or the other Transaction Documents.  This Agreement has been and the other Transaction Documents at Closing will have been, duly authorized by all necessary corporate action of the Seller, and duly executed and delivered by the Seller.  This Agreement constitutes, and the other Transaction Documents at Closing will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.4        Broker’s, Finder’s or Similar Fees.  To Seller’s Knowledge, no brokerage commission, finder’s fee or similar fee or commission shall be payable by the Seller in connection with the Transaction based on any agreement, arrangement or understanding made by or on behalf of the Seller.

4.5        Compliance with Laws.  To Seller’s Knowledge, the Seller is not in violation of any Orders or any applicable law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise, code, ordinance or other requirement (collectively, “Laws”) of any Governmental Body relating to the Business or the Assets in any material respect, and the Seller has not received notice that any such violation relating to the Business or the Assets is being or may be alleged.  The Seller has filed all returns and reports required to be filed prior to the Closing with respect to the Business and paid all Taxes shown as due therein.

4.6           Permits.  To Seller’s Knowledge, the Seller has all material licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Body, that are required for the conduct of the Business (collectively, “Permits”).  All such Permits are listed on Schedule 4.6 hereto and are in full force and effect; no material violations are or have been recorded in respect of any such Permit; and no proceeding is pending or, to the Knowledge of the Seller, threatened to revoke or limit any such Permit.

4.7           Claims and Proceedings.  To Seller’s Knowledge, there are no outstanding Orders of any Governmental Body against or involving the Seller relating to the Business.  Except as set forth on Schedule 4.7 hereto, there are no claims (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or, to the Knowledge of the Seller, threatened, against or involving the Seller.  No insurance company has asserted to Seller, orally or in writing, that such claim is not covered by the applicable policy relating to such claim.  To the Knowledge of the Seller, no Order has been issued by any Governmental Body against the Seller purporting to enjoin or restrain the execution, delivery or performance of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby.

4.8           Contracts.  Schedule 4.8 lists or describes all Contracts material to the Business existing as of the date hereof (the “Scheduled Contracts”).  For purposes of this Section, “material” means Contracts involving commitments of more than $25,000 in the aggregate and not terminable on less than 90 days notice following the Effective Date.  Complete copies of all Contracts listed on Schedule 4.8 have been delivered to or have been made available for inspection by the Buyer.

4.9           Financial Statements. The unaudited preliminary statement of assets and liabilities of the Seller (the “Financial Statements”) relating to the Business as of June 30, 2003 (the “Financial Statements Date”) previously delivered by Seller to the Buyer were prepared from and in accordance with the books and records of the Business, were prepared in accordance with generally accepted accounting principles as applied by Seller and fairly present in all material respects the financial position of the Business as of the periods then ended.  Notwithstanding the foregoing, the Financial Statements will not necessarily be indicative of future results of the Business.

4.10                           Sufficiency and Condition of Assets

(a)        All of the material rights, properties and assets required by the Seller in connection with owning and operating the Assets and carrying on and conducting the Business are either (i) owned by the Seller and will be included in the Assets, (ii) licensed or leased to the Seller under one of the contracts, agreements or commitments which will be assigned to Buyer at the Closing, including the Scheduled Contracts, or (iii) are included within the Assets to be subject to one or more subleases, subcontracts or other similar agreements to be provided to the Buyer at the Closing.

(b)        The material fixtures, improvements, equipment, machinery and other items of tangible property included in the Assets are, if currently used in the operation of the Business, in the Seller’s normal operating condition and repair, ordinary wear and tear excepted.

4.11      Title to Assets.

(a)       On the Financial Statements Date, the Seller had, and on the date hereof, the Seller has, good and marketable title to all the material Assets and a valid leasehold interest in all the equipment and real estate described in the leases included in the Scheduled Contracts, except those disposed of in the ordinary course of business; and

(b)       at the Closing, the Seller shall have and shall assign, transfer and convey to the Buyer good and marketable title to all such Assets, subject to no Liens except for those set forth on Schedule 7.9.

4.12      Restriction on Assets.  The Seller is not a party to, subject to, or bound by any Order or any Contract, that would prevent the use of any of the Assets or the distribution and sale of, or the right to distribute or sell, the products distributed and sold by the Seller in connection with the operation of the Business.

4.13      Inventory. All of the inventories which are reflected on the Financial Statements were purchased or acquired in the ordinary course of the Business and in a manner consistent with the regular inventory practices relating to the Business; on the Financial Statements Date, all of the inventories which are reflected on the Financial Statements were priced at the i) the sales price under the Fulfillment Agreement, if applicable or ii) the Seller’s acquisition cost and were (as to classes of items inventoried and methods of accounting) determined in a manner consistent with prior years; and all inventories which have been purchased or acquired by the Seller for its Business since the Financial Statements Date were purchased or acquired in the ordinary course of the Business and in a manner consistent with its regular inventory practices.

4.14         Employees.  There is no material labor trouble, dispute, grievance, controversy or strike pending or, to the Knowledge of the Seller, threatened against the Seller relating to or affecting the business or operations of the Seller, and the Seller does not know of any occurrence of any events which would give rise to any such labor trouble, dispute, grievance, controversy or strike.  The Seller is not a party to or bound by any collective bargaining agreement and, to Seller’s Knowledge, no certification question or organization drive exists or has existed within the past twelve (12) months respecting the employees of the Seller.

4.15         Intellectual Property.  A true and complete list of all trademarks, tradenames, service marks or brand name registrations owned by the Seller or Image utilized or required in the Business (collectively the “Intellectual Property Rights”) is contained in Schedule 4.15. No Intellectual Property Right has been, or to the Seller’s Knowledge, is threatened to be, the subject of any Order which challenges or limits the validity, enforceability, use or ownership of the Intellectual Property Rights in any material respect.  To the Knowledge of the Seller, the ownership and operation by the Seller of the Business, as presently owned and operated, does not infringe upon or violate in any material respect with any Intellectual Property Right of any other Person.  The Seller is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property Rights, having good title thereto, free and clear of any and all mortgages, liens, security interests and charges.  The Seller has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Intellectual Property Rights and has not granted to any third party any license to use the Intellectual Property Rights in any manner, or any covenant not to sue for such use.

4.16         Contracts.  No Claim has been made against Seller that it is and, to the Knowledge of the Seller, neither the Seller nor any other Person is, in breach of, or default under, any Scheduled Contract in any material respect.  No event or action has occurred or, to the Knowledge of the Seller, is threatened, which, after the giving of notice, the lapse of time or otherwise, would constitute or result in a material breach by the Seller or, to the knowledge of the Seller, any other Person, under any Scheduled Contract.

4.17         Liabilities.  To the Knowledge of Seller, on the Financial Statements Date, other than its continuing obligations to Ken Crane Jr., which liability is an Excluded Liability, the Seller has no liability that would have a material adverse effect on the operations of the Business taken as a whole (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto, if any), prepared from and in accordance with the books and records of the Business by management consistently with prior periods in all material respects, and in accordance with generally accepted accounting principles as applied by Seller, which was not fully disclosed, reflected or adequately reserved against in the Financial Statements; and except for liabilities which have been incurred since the Financial Statements Date in the ordinary course of business, since the Financial Statements Date, the Seller has not incurred any material liability of any nature (whether accrued, absolute, contingent or otherwise), other than excluded liabilities described in Section 1.4.

4.18         Real Property.  Schedule 4.18 sets forth and accurately describes the identity of all real estate owned, or leased and used by the Seller, including, without limitation, the leases for the DVD Planet retail store and corporate office, which relates to or is used in the operation of the Business and the Assets and which will be subject to assignments or subleases to the Buyer at the Closing.

4.19         Taxes.  The Seller has filed in correct form all federal, state or local and other tax returns and reports of every nature required to be filed by it, including without limitation, real estate, income, franchise, personal property, license, sales, use, payroll and other taxes.  All of such returns were correct and complete in all material respects and the Seller has paid all taxes, duties and other governmental charges of every kind (whether or not requiring the filing of returns) shown therein, including all deficiencies, assessments, additions to tax, penalties and interest of which notice has been received, to the extent that such amounts have become due.  All taxes and other assessments and levies which the Seller is required by law to withhold or collect, including, without limitation, any “bulk sales” transfer tax liability imposed or arising, directly or indirectly, out of or in connection with the Transaction, have been duly withheld and collected and have been paid over to proper governmental authorities or held by the Seller for such payment.  There are no Liens on the Seller or the Assets as a result of unpaid taxes and the Assets are not subject to any obligation or liability for any Taxes that may be payable by the Seller.  Any future assessments or refunds, including interest and penalties, due for periods prior to the Closing (and for property taxes for the current year) shall be liabilities of and for the account of the Seller.

4.20         Conduct of Business.  Since the Financial Statements Date and except as otherwise permitted under this Agreement:

(a)        The Seller’s business has been conducted and carried on in the ordinary course;

(b)        Except for personal property purchased, sold or otherwise disposed of in the ordinary course of the Seller’s business, and inventory sold or delivered under the Fulfillment Agreement, the Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any item of property.

(c)        The Seller has not sustained or incurred any material loss or damage which was not insured against on account of fire, flood, accident or other occurrence or calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business in any material respect;

(d)        Except for changes in general business conditions or those changes affecting the Seller’s industry in particular, there has been no material adverse change in or with respect to the financial condition, operations, the business, prospects, rights, properties, assets or liabilities of the Seller, taken as a whole, or its relations with employees, unions, creditors, suppliers, advertisers, customers, potential customers or others having business relationships with it taken as a whole;

(e)        The Seller has not disposed of or permitted to lapse any trademark or URL registration;

(f)         The Seller has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) except in the ordinary course of business as permitted or required by generally accepted accounting principles;

(g)        The Seller has not knowingly violated any Laws with respect to the operation of the Business; and

(h)        The Seller has not agreed to do any of the items set forth in subparagraphs (b), (d), (e), (f) or (g) above before the Closing.

5.          Representation and Warranties of the Buyer.  The Buyer represents and warrants to the Seller as follows:

5.1           Due Incorporation and Qualification.  The Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; (ii) has the corporate power and lawful authority to own, lease and operate its assets, Properties and business and to conduct the business in which it is currently, or is proposed to be, engaged; and (iii) is, or on the Closing Date will be, duly qualified as a foreign corporation, licensed and in good standing under the laws of the State of California and each other jurisdiction in which its ownership, lease or operation of the Assets used in the Business or the conduct of its business requires such qualification, or in which such qualification or authorization is required by Law in connection with the operation of the Business and in which the failure so to qualify or be authorized could reasonably be expected to have a Material Adverse Effect.  The Buyer will not own or lease Assets in connection with the operation of the Business in any jurisdiction other than its jurisdiction of incorporation or other formation and the jurisdictions referred to in clause (iii) above.

5.2     Authority to Execute and Perform Agreements.  The Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each and every other Transaction Document and agreement and instrument contemplated hereby to which the Buyer is or will be a party, and to perform fully the Buyer’s obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by the Buyer, and each and every Transaction Document and any other agreement and instrument contemplated by this Agreement to which the Buyer is a party will be duly executed and delivered by the Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such Transaction Document and any other agreement and instrument will be valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

5.3                     Authorization; No Contravention.

(a)        Assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer do not and will not (i) violate or conflict with the Certificate of Incorporation or By-laws (or similar organization documents) of the Buyer, (ii) conflict with or violate any Orders applicable to the Buyer in any material respect or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Buyer is a party or by or to which the Buyer may be bound or subject.

(b)        The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Body, except (i) as described in Schedule 5.3 hereto, and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Seller.  The Buyer is not party to, or bound by, any agreement that is currently in effect, granting rights to any Person, which are inconsistent with the rights to be granted to the Seller by the Buyer in this Agreement or the other Transaction Documents.  This Agreement has been, and the other Transaction Documents at Closing will have been, duly authorized by all necessary corporate action of the Buyer, and duly executed and delivered by the Buyer.  This Agreement constitutes, and the other Transaction Documents at Closing will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

5.4        Broker’s, Finder’s or Similar Fees.  To Buyer’s Knowledge, no brokerage commission, finder’s fee or similar fee or commission shall be payable by the Seller in connection with the Transaction based on any agreement, arrangement or understanding, whether oral or written, made by or on behalf of the Buyer.

6. Covenants and Agreements.

6.1      Conduct of Business. From the date of this Agreement until the Closing Date, the Seller shall conduct the Business in the ordinary course of business.

6.2      Corporate Examinations and Investigations.   Until the Closing Date, the Seller shall permit employees and representatives of the Buyer to visit and inspect any of its Properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Seller, and the Seller shall cooperate fully therewith.  No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller relating to the Business contained in this Agreement.

6.3           Further Assurances; Transitional Services; Consent of Third Parties.

(a)       At any time and from time to time during the one (1) year period following the Closing, at the Buyer’s or the Seller’s request and at the requesting party’s sole expense, the Seller or the Buyer, as the case may be, shall execute and deliver such further

Documents, perform such further acts, and fully cooperate with each other, as may be reasonably necessary in order to effectively transfer and convey the Assets to the Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Transaction.

(b)       Upon the request of Buyer and at its sole expense, Seller agrees to provide reasonable transitional services in good faith to Buyer for up to one hundred and twenty (120) days after the Closing Date to facilitate an orderly transition of the purchase of the Assets and the operation of the Business.  Further, for up to seventy-five (75) calendar days following the Closing Date, Seller shall make available to Buyer as requested, the services of Paul Ramaker (“Ramaker”) to direct the integration of the Business into Buyer’s existing operation. Buyer shall reimburse Seller for its prorated portion of Ramaker’s verifiable salary and travel-related expenses (provided that such travel-related expenses were reasonably incurred in the course of travel requested by Buyer) during such period.

(c)       Nothing in this Agreement shall be construed as an attempt, obligation or agreement to assign any Asset, including any license, certificate, approval, authorization, agreement, Contract, lease, Permit or other right, which by its terms or by law is nonassignable without the consent of a third party unless and until such consent shall be given (“Nonassignable Assets”). To the extent permitted by such agreements and applicable law, in the event consents to the assignment thereof cannot be obtained, a beneficial interest in such Nonassignable Assets shall be held, as and from the Closing Date, by Seller in trust for the Buyer and the covenants and obligations thereunder shall be performed by the Buyer in the Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  The Seller shall take or cause to be taken such action in its name or otherwise (provided any expenses incurred therewith shall be borne solely by the Buyer) as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and the Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect to all Nonassignable Assets after the Effective Date.  As of and from the Closing Date, the Seller authorizes the Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the Seller under the Nonassignable Assets and appoints the Buyer its attorney-in-fact to act in its name and on its behalf with respect thereto.

6.4        Termination of Fulfillment Agreement between the Buyer and the Seller; Settlement Procedure.

(a)        At the Closing, in accordance with Section 2.1(a)(ii) above, and except as otherwise provided in Section 6.4(b) below, all amounts owing from the Buyer and/or I-Serve to the Seller and/or Image under the Fulfillment Agreement will become immediately due and payable.  Additionally, upon Closing the Fulfillment Agreement shall be terminated in its entirety as of the Effective Date, and, except as otherwise provided  in this Agreement, neither party shall have any further liability (including the obligation of Seller and/or Image to repurchase inventory) to the other party under the Fulfillment Agreement.

(b)           Each party to the Fulfillment Agreement, and each party hereto, shall have the right to make claims against the other party, and to set off any and all   valid claims a party may have against amounts as may be owed to the other party.  These amounts (which may include, but shall not be limited to, the 15% good faith estimate of the value of the Assets held by Buyer as described in Section 2.1(a)(y), amounts owing to I-Serve and/or Buyer under the Fulfillment Agreement, adjustments to the Assets or their price, finalization of Store Inventory, etc.) will be settled at a post-closing settlement and reconciliation (the “Settlement”) that will occur no later than ten (10) Business Days following the Closing.  Any and all remaining amounts owing from any one party to the other pursuant to the Settlement will be paid by separate wire transfers within three (3) Business Days after the Settlement.

6.5                       Books and Records.

(a)        Each of the Seller and the Buyer agrees that it shall preserve and keep all books and records in respect of the Business in its possession for a period of at least three (3) years from the Closing Date.  Subject to any limitations that are required to preserve any applicable privilege or to maintain confidentiality, each party shall be given an opportunity, at its cost and expense, to make copies of all or any part of such books and records as it may select.

(b)        If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business, the Assets or the Assumed Liabilities, and such information is in the possession of the other party hereto or any of its Affiliates, such party agrees to use its commercially reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

6.6           Confidentiality. Except as may be required by Law, required by professional advisors, lenders, or employees in the course of business or as otherwise permitted or expressly contemplated herein, no party or its Affiliates, employees, agents and representatives will disclose to any Person this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the Transaction without the prior consent of the other party; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party, will not be deemed confidential information.  The parties agree that, except to the extent required by Law, after the Closing, no publicity release or announcement concerning this Agreement or the Transaction shall be made without the prior written consent thereof by the Seller and the Buyer, not to be unreasonably withheld or delayed.

6.7           Litigation.  From the date hereof through the Closing Date, the

Seller shall promptly notify the Buyer of any investigation of which the Seller has Knowledge or any lawsuits, claims, notices of violation or proceedings that after the date hereof to the Knowledge of the Seller, are commenced or threatened, against the Seller or against any Affiliate, employee, consultant, agent, stockholder or other representative of the Seller arising out of or relating to the affairs or conduct of the Business or any of the Assets or the Transaction.

6.8           Other Transactions.  Prior to the earlier of the Closing Date and October 1, 2003, neither the Seller nor Image, nor any of their respective representatives shall, directly or indirectly, negotiate with any Person other than the Buyer and the Buyer’s representatives concerning any sale of the Business, or any sale of the Assets other than in the ordinary course of business, except for discussions and negotiations reasonably required to effect the Transaction.

6.9           Employees and Employee Plans

(a)        Transferred Employees. Listed on Schedule 6.9 hereto, Buyer has provided Seller with a list of those employees (each, a “Transferred Employee”) of Seller to whom Buyer shall offer employment after the Closing in connection with the Transaction. Any employment by the Buyer of a Transferred Employee shall commence immediately on the Closing Date and shall be deemed, for all purposes consistent with applicable law and except as otherwise expressly provided herein, to have occurred with no interruption or break in services and no termination of employment.

b)         Welfare Plans.

(i)      The Seller shall be responsible for, and shall indemnify and hold the Buyer harmless from and against, all claims of Transferred Employees and, if applicable, their covered dependents for accrued vacation time, worker’s compensation, unemployment compensation and other government-mandated benefits, and weekly indemnity, life, hospital/medical/surgical (except for disability), major medical and dental benefits (“Transferred Employee Claims”), incurred prior to the Closing Date and payable under the terms and conditions of any existing benefit programs maintained or contributed to by the Seller in which Transferred Employees participate; provided that claims for such benefits are received by the Seller no later than December 31, 2003; provided further, that the Seller shall notify the Transferred Employees as soon as reasonably practicable after the Closing of such December 31, 2003 deadline.  Buyer shall be responsible for, and shall indemnify and hold the Seller harmless from and against, all Transferred Employee Claims incurred on or after the Closing Date and payable under the terms and conditions of any benefit program adopted, maintained or contributed to by the Buyer which is analogous to a plan or program described in the preceding sentence, and in which Transferred Employees participate (the “Buyer Welfare Plans”).  Anything contained in this Section 6.9(b)(i) to the contrary notwithstanding, any amount payable in respect of any claim which is determined by a final decision of a court of competent jurisdiction or of a duly constituted arbitral tribunal to be wholly or partly the joint responsibility of the Buyer and the Seller shall be paid by the Buyer and the Seller on the basis determined by such court or tribunal.

(ii)     Except as otherwise set forth in this Section 6.9(b)(ii), service by Transferred Employees with the Seller or any Affiliate thereof shall be recognized under the Buyer Welfare Plans for all purposes, including but not limited to participation, coverage and level of benefits, as applicable.  Notwithstanding the preceding sentence, the Buyer shall not be required to recognize Transferred Employees’ service with the Seller for purposes of determining vacation eligibility or any rights to severance.  The Buyer shall waive or cause its insurance carriers to waive all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Transferred Employees under the Buyer Welfare Plans, to the extent such conditions are currently covered under the Seller’s or its Affiliate’s plans.

(c)     Retirement Plans

(i)            The Buyer will cause the Buyer’s 401(k) Plan to expressly provide that any Transferred Employees who were participants in the Seller’s Employee Investment Savings Plan (“Seller’s 401K Plan”) immediately prior to the Closing Date will, as soon as practicable, become participants (“Transferred 401(k) Participants”) in Buyer’s 401(k) Plan as of the Closing Date.

(ii)           Following the Closing Date, the Buyer shall cause the Buyer’s 401(k) Plan to accept any rollovers of account balances from the Transferred 401(k) Participants.

(d)     Non-Transferred Business Employees; COBRA.  The Seller shall retain or assume responsibility for and shall indemnify and hold the Buyer harmless from and against any loss as a result of any liability incurred by the Buyer or a Buyer affiliate (i) with respect to any employee or former employee of the Seller or any Affiliate other than a Transferred Employee, and (ii) under any group health plan maintained by the Seller or any Affiliate, including but not limited to, federal and state income tax liability, by reason of the Seller’s failure, through any act or omission on or after the Closing Date, to comply with the requirements of Section 4980B of the Code with respect to such employees.  Notwithstanding the above, the Buyer shall indemnify and hold the Seller harmless from and against any loss as a result of any liability incurred by the Seller or an Affiliate thereof based on a claim by a Transferred Employee that the consummation of the transactions contemplated herein result in a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) with respect to such Transferred Employee.

6.10         No Trading.  Buyer will not sell, purchase, option or short sell any shares of common stock of Image while in the possession of any material non-public information, including the information relating to the negotiations for, and the Transaction contemplated by, this Agreement which could be considered “material” and which have not yet been publicly announced, that if disclosed would reasonably be expected to have a material effect on the price of the common stock, or which Image would be required to disclose according to applicable law rule or regulation.

7.          Conditions Precedent to the Obligations of the Buyer.  The obligation of the Buyer to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

7.1        Representations and Covenants.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.  The Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by an officer of the Seller, to the foregoing effect.

7.2        Secretary’s Certificate.  The Buyer shall have received a certificate from the Seller, in the form of Exhibit B, dated as of the Closing Date and signed by the Secretary of the Seller, certifying (i) that the Board of Directors of the Seller has approved the Transaction and (ii) as to the incumbency and specimen signature of each officer of the Seller executing this Agreement, the other Transaction Documents and any other documents delivered in connection herewith on behalf of the Seller.

7.3        Additional Closing Documents of the Seller.  The Seller shall have executed and delivered to the Buyer the following documents, each dated the Closing Date (i) a Bill of Sale and Assignment, in the form of Exhibit C (the “Bill of Sale”), (ii) an Assumption Agreement, in the form of Exhibit D (the “Assumption Agreement”), and (iii) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Assets or any part thereof as the Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Assets (including the leases and the Permits).

7.4        No Claims.  No Claims shall be pending or, to the knowledge of the Buyer or Knowledge of the Seller, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Transaction or which has had or may have, in the reasonable judgment of the Buyer, a Material Adverse Effect.

7.5        Third Party Consents. All necessary agreements and consents of any third parties with respect to the Scheduled Contracts conveyed hereunder, and all authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the Transaction shall have been obtained and be in full force and effect.

7.6        Resolutions. The Buyer shall have received a copy of the resolutions of the Board of Directors of the Seller and the shareholders of the Seller, approving this Agreement, the other Transaction Documents and any other documents incident hereto and the Transaction; and such resolutions shall remain unamended and in full force and effect as of the Closing Date.

7.7        Opinion of Counsel.  The Buyer shall have received an opinion of counsel of the Seller, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit E.

 7.8       Due Diligence.  The Buyer shall have completed to its reasonable satisfaction its due diligence review and investigation of the Business and Assets of Seller on or before September 22, 2003.  In this connection, Buyer shall have the right to terminate this Agreement on or before September 22, 2003, at Buyer’s sole discretion.  If Buyer does not give written notice to Seller of termination pursuant to the foregoing sentence by such date, the condition in this Section 7.8 shall be deemed waived.

7.9        Releases of Liens.  Except for those Liens set forth on Schedule 7.9, which Seller shall cause to be released promptly after the Closing Date (except in the case of Monterey Media, Inc., which Lien Seller shall cause to be released to the extent possible), the Buyer shall have received to its reasonable satisfaction copies of all filed UCC-3 termination statements evidencing that the effectiveness of all UCC-1 Financing Statements creating Liens on the Assets have been terminated with respect to the security interests of the applicable secured parties.  The parties acknowledge that Wells Fargo Foothill, Inc.’s Lien shall remain in existence as of the Closing Date, but that Seller shall cause Wells Fargo Foothill, Inc. to release such Lien contemporaneously with receipt of funds from Seller on the Closing Date.

8.          Conditions Precedent to the Obligation of the Seller.  The obligation of the Seller to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

8.1        Representations and Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  The Buyer shall have delivered to the Seller a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

8.2  Transaction Documents.  The Buyer shall have executed and delivered to the Seller each of the Transaction Documents, dated the Closing Date.  Each of the parties to the Transaction Documents (other than the Buyer and Seller) shall have been executed and delivered each agreement, as appropriate.

8.3        Secretary’s Certificate.  The Seller shall have received a certificate from the Buyer, in form and substance reasonably satisfactory to the Seller, dated as of the

Closing Date and signed by the Secretary of the Buyer, certifying (i) that the Board of Directors of the Buyer has approved the Transaction and (ii) as to the incumbency and specimen signature of each officer of the Buyer executing this Agreement, the other Transaction Documents and any other document delivered in connection herewith on behalf of the Buyer.

8.4        Employees of the Seller.  The Buyer shall have provided Seller with a written list of those employees of Seller to whom Buyer shall offer employment on the Closing Date in connection with the sale of the Business and Assets.

8.5        No Claims.  No Claims shall be pending or, to the knowledge of the Buyer or the Knowledge of the Seller, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Transaction.

8.6        Resolutions.  The Seller shall have received a copy of the resolutions of the Board of Directors of the Buyer and the sole shareholder of the Buyer approving this Agreement, the other Transaction Documents incident hereto and the Transaction, and such resolutions shall remain unamended and in full force and effect as of the Closing Date.

8.7        Opinion of Counsel.  The Seller shall have received an opinion of Huff & Gaines Ltd., counsel of the Buyer, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit F.

9.             Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for twenty-four (24) months after the Closing Date, and no claim or demand for indemnification pursuant to Article 10 or otherwise shall be made after such date, except for those claims or demands for indemnification pursuant to Article 10, of which the Buyer or the Seller has notified the Seller or the Buyer in writing prior to such date in accordance with the terms of this Agreement.

10.                       Indemnification

10.1         Obligation of the Seller to Indemnify.  Subject to the limitations contained in Article 9, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants, including reasonable costs of investigation, incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise) (collectively, “Losses”) based upon, or arising out of (a) any inaccuracy or misrepresentation in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any of the Documents delivered by the Seller pursuant to this Agreement, (b) any liabilities or obligations of the Seller with respect to the operation of the Business prior to the Closing Date not assumed by the Buyer pursuant to this Agreement (including the release of those Liens set forth on Schedule 7.9), or (c) any liabilities or obligations of the Seller arising out of any act, transaction, circumstances, factual situations, or violation of Law occurring or existing prior to the Closing Date, whether or not known to the Seller (other than with respect to Assumed Liabilities).

10.2  Obligation of the Buyer to Indemnify.  The Buyer shall indemnify, defend and hold harmless the Seller from and against any Losses based upon, arising out of or otherwise in respect of (a) any inaccuracy or misrepresentation in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any Documents delivered by the Buyer pursuant to this Agreement, (b) any Assumed Liability, or (c) all debts, obligations, duties, and liabilities arising out of or relating to the operation of the Business on or after the Closing Date unless caused by the action or failure to act of Seller prior to Closing.

10.3. Notice of Asserted Liability. The party making a claim under this Article 10 is referred to as the “Indemnitee,” and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party.”  All claims by any Indemnitee under this Article 10 shall be asserted and resolved as follows: Promptly after receipt by an Indemnitee of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (as alleged or estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.  No failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnitee is entitled to indemnification hereunder.

10.4 Opportunity to Defend.  The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) of the Date of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party elects not to defend or compromise such Asserted Liability, fails to notify the Indemnitee of its election as herein provided, contests its obligation to indemnify under this Agreement or does not defend or compromise such Asserted Liability in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to pay, defend or compromise such Asserted Liability.  The Indemnitee’s defense of or its participation in the defense of any such Asserted Liability shall not in any way diminish or lessen the obligations of the Indemnifying

Party under the agreements of indemnification set forth in this Section 10.  The Indemnifying Party may settle or compromise any claim; provided, however, that if the settlement or compromise results in any material Liability to the Indemnitee, the consent of the Indemnitee shall be required for such settlement or compromise, which consent shall not be unreasonably withheld.  In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

10.5  Satisfaction of Obligations.  Except for Asserted Liabilities being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder by payment in cash within (30) days after the Date of the Claims Notice.  The Indemnifying Party shall reimburse the Indemnitee within ten (10) days in cash for any amounts spent by the Indemnitee to satisfy a Loss incurred by the Indemnitee in connection with defending or settlement of the claim or Asserted Liability.  Any tax benefit derived by the Indemnitee from any loss or expense shall be deducted from the amount owed to the Indemnitee.  In addition, any proceeds from insurance shall also be deducted from the amount owed to the Indemnitee.

10.6  Date of Notice.  The term “Date of the Claims Notice” as used in this Article shall mean:

(a)        the third business day after the date of the postmark on the registered or certified mail containing the Claims Notice; or

(b)        the date of such personal delivery or delivery by courier or electronic facsimile, if the Claims Notice is personally delivered or via a reputable air courier service (such as Federal Express) with receipt confirmed, or sent by facsimile (with receipt confirmed).

10.7  Limitations on Indemnification.  Notwithstanding any other provision of this Article 10, the Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages related to actions taken or not taken by the Buyer or its Affiliates after the Closing Date.  The Buyer shall take all reasonable steps to mitigate all such liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities and damages.  Notwithstanding any other provision of this Agreement, in no event whatsoever shall either party hereto be entitled to make a claim against the other party for lost profits, use, production or contract or other consequential, incidental, indirect, special or punitive damages or for any financial or economic loss whatever and howsoever caused.

11.           Termination of Agreement.

11.1  Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)        by the Seller, if the Buyer has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot reasonably be, or is not, cured by the Closing Date;

(b)        by the Buyer, if the Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement which breach cannot reasonably be, or is not, cured by the Closing Date;

(c)        by the Seller, if the Closing Date shall not have occurred before October 15, 2003, for any reason other than the failure of the Seller to perform its material obligations hereunder;

(d)        by the Buyer, if the Closing Date shall not have occurred before October 15, 2003, for any reason other than the failure of the Buyer to perform its material obligations hereunder;

(e)        by the Buyer, if it gives written notice to Seller pursuant to Section 7.8; and

(f)         at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

11.2  Survival After Termination.  If this Agreement terminates pursuant to Section 11.1, it shall become null and void and have no further force or effect; provided that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Sections 11. l(c), 11.1(d) or 11.1(e) or 11.1(f); and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Sections 11.1(a) or 11.1(b) and each party shall bear its own expenses incurred in connection therewith; and provided, however, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages resulting from any legal action relating to this Agreement or any termination of this Agreement.

12.           Miscellaneous

12.1                           Definitions.

12.1.1        Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Business” means the business of Seller relating to the DVDPlanet.com internet website and the DVDPlanet retail store, as conducted on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal commercial banks are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreement, undertaking, contract, indenture, mortgage, lease, deed of trust or other involvement to which a Person is a party or by which it or any of its Property is bound.

“Documents” means documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever.

“Fulfillment Agreement” means the Fulfillment and Customer Service Services Agreement between I-Serve Direct Commerce Services, Inc. (“I-Serve”), Seller, Buyer and Image dated as of June 1, 2003.

“Governmental Body” means any foreign or domestic, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, board, bureau or branch or official of any of the foregoing.

“Knowledge” means actual knowledge of the officers or senior management of a party without independent investigation.

“Lien” means any lien, pledge, mortgage, security interest, claim, ease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Property” or “Properties” means real, personal or mixed property, tangible or intangible.

“Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, and the Assumption Agreement.

12.2      Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight courier, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, if delivered by commercial overnight courier service, one (1) day after delivery or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(i)                           if to the Buyer, to:

Infinity Resources, Inc.

900 North Rohlwing Road

Itasca, Illinois 60143

Attention: Dennis E. Abboud

Facsimile: (630) 775-3340

with a copy to:

Huff & Gaines Ltd.

10 South La Salle Street, Suite 3500

Chicago, Illinois 60603-1002

Attention: John J. Gaines III, Esq.

Facsimile: (312) 606-0027

(ii)                        if to the Seller, to:

Image Entertainment, Inc.

9333 Oso Avenue

Chatsworth, CA 91311

Attention: Dennis Hohn Cho, Esq.

Facsimile: (818) 407-9331

with a copy to:

Greenberg, Traurig LLP

2450 Colorado Avenue, Suite 400E

Santa Monica, CA 90404

Attention: John Kirkland

Facsimile: (310) 586-0286

Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

12.3  Entire Agreement.  This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Transaction contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto.

12.4  Waivers and Amendments; Non-Contractual Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.5  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.  This Agreement is not assignable except by operation of law, except that the Seller may assign its rights hereunder to Image or to any successor to all or substantially all of its business or assets.

12.6  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or the signature page thereof) shall be deemed to be an executed original thereof

12.7  Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, Exhibits and

Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

12.8  Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

12.9  Expenses.  Each party hereto shall bear its own costs and expenses in connection with this Agreement and the Transaction.

12.10  Interpretation.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculin, the feminine and the neuter.

12.11  Certain Acknowledgments.  Each of the parties hereto acknowledge that it has been represented by legal counsel of its own choice throughout all negotiations and preparation and review of this Agreement and the Transaction, and that it has executed this Agreement voluntarily.  Each of the parties hereto acknowledge that it is sophisticated in transactions of the type contemplated by this Agreement and the Transaction and each party wishes to create a relationship based on the terms set forth in this Agreement.

12.12  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereto directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

12.13  Guarantee.  Image unconditionally guarantees the obligations of Seller under this Agreement and Infinity Resources, Inc. unconditionally guarantees the obligations of Buyer and I-Serve under this Agreement.

12.14  Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.

PLANET ENTERTAINMENT, INC.

By:	/s/ DENNIS E. ABBOUD

Name: Dennis E. Abboud

Title: Chief Executive Officer

DVDPLANET, INC.

By:	/s/ PAUL RAMAKER

Name: Paul Ramaker

Title: President

I-SERVE DIRECT COMMERCE SERVICES, INC., solely for the purposes of Section 6.4 hereof.

/s/ DENNIS E. ABBOUD
By: Dennis E. Abboud
Title: Chief Executive Officer

INFINITY RESOURCES, INC., solely for the purposes of Section 6.4 and Section 12.13 hereof.

/s/ DENNIS E. ABBOUD
By: Dennis E. Abboud
Title: Chief Executive Officer

IMAGE ENTERTAINMENT, INC., solely for the purposes of Section 6.4 and Section 12.13 hereof.

/s/ DAVID BORSHELL
By: David Borshell
Title: Chief Operating Officer